AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR

DATED June 21, 2022

Wavemaker Labs Asia, Inc.

1661 E. Franklin Ave

El Segundo, CA 90245

up to

[___] shares of Common Stock (1)

We are offering up to [___] shares of Common Stock for purchase by investors, plus up to [___] “Bonus Shares” on a “best efforts” basis to investors in this offering, without any minimum target.

Common Stock Shares	Price to the Public			Underwriting Discounts and Commissions*		Proceeds to Company Before Expenses **
Per share/unit	$	[___]			$0.01	$	[___]
Total Maximum to Investors	$	[___]	(1)	$	[___]	$	[___]	(2)

(1) The Company is offering up to [___] shares of Common Stock for purchase by investors in this offering, plus up to [___] (or 20% of shares of Common Stock for purchase by investors) additional shares of Common Stock eligible to be issued as Bonus Shares (as defined in this Offering Circular) to investors based upon investment level. See "Plan of Distribution" for more information.

(2) Total Maximum Price to Public and Proceeds to Issuer Before Expenses includes $[___], the value of Common Stock assuming, $[___] per share, and includes $[___], the value of the Bonus Shares, assuming $[___] per share; provided, however, we shall not receive such Bonus amounts because Investors are not paying the purchase price for such Bonus Shares.

*The Company has engaged Dalmore Group, LLC to serve as the broker/dealer of record. The Company will pay Dalmore Group, LLC in accordance with the terms of the Broker-Dealer Agreement between the Company and Dalmore Group, LLC, attached as Exhibit 1.1 hereto. As compensation for the Services, the Company shall pay to Dalmore a fee equal to 1% of the aggregate amount raised by Dalmore Group. If the maximum amount of shares is sold, the maximum amount the Company would pay Dalmore Group, LLC is $200,000.

There will also be a one-time advance payment for out-of-pocket expenses of $5,000. The advance payment will cover expenses anticipated to be incurred by Dalmore Group, LLC. Dalmore will refund a portion of the payment related to the advance to the extent it was not used, incurred or provided to the Company.

The Company has also engaged Dalmore Group, LLC as a consultant to provide ongoing general consulting services relating to the Offering such as coordination with third party vendors and general guidance with respect to the Offering. The Company will pay a one-time fee of $10,000 for these services payable upon the issuance of the FINRA No Objection Letter. See "Plan of Distribution and Selling Securityholders" for details of compensation and transaction fees to be paid to the placement agent.

**Wavemaker Labs Asia, Inc. (the “Company”) expects that the amount of expenses of the offering that it will pay will be approximately $43,500, not including commissions or state filing fees.

Investors in this offering will grant an irrevocable voting proxy to the company’s President that will limit their ability to vote their shares of Common Stock purchased in this offering until the occurrence of certain events specified in the proxy, none of which may ever occur. The Company’s President, James Jordan, also controls 100 percent of share holder voting power in the Company.

The Company’s capital structure includes Class F Stock. Class F Stock and Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, except as described in the “Securities Being Offered” and “Risk Factors” sections. Notably:

•	Class F Stock is entitled to certain protective provisions, as described in herein under “Securities Being Offered” and the Company’s Certificate of Incorporation, as amended. Any vote in regard to the approval or disapproval of those items listed under the protective provisions would be either controlled by or substantially influenced by the Class F Stock holders, potentially against the interests of the rest of the Common Stockholders, which have ceded their voting rights to the Company’s President, James Jordan. All Class F stock is currently held by James Jordan, the Company’s CEO and President.

•	Class F Stock will automatically convert into a recently authorized class of Preferred Stock when the Company sells and issues shares of the same class of Preferred Stock in an equity financing for an aggregate purchase price of at least $1,000,0000, subject to the availability of an exemption from registration of those shares under the Securities Act of 1933. Class F Stock will convert at the inverse of the ratio at which a share of Preferred Stock issued in such equity financing is convertible into shares of common stock. These special conversion rights are effective under two circumstances: Upon an applicable equity financing, 10% of the shares of Class F Stock held by each holder of Class F Stock shall automatically convert into the series of Preferred Stock of the Company that is issued in such equity financing.

This offering does not have a minimum offering amount. The Company will not utilize a third-party escrow account for this offering, and all funds tendered by investors will be held in a segregated account until investor subscriptions are accepted by the Company and Dalmore Group. Once investor subscriptions are accepted by the Company and by Dalmore Group, funds will be deposited into an account controlled by the Company.

The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the SEC, or (3) the date at which the offering is earlier terminated by the company in its sole discretion. There is no minimum target for this offering, and the Company may accept investor subscriptions on a rolling basis. After each acceptance of subscriptions, funds tendered by investors will be available to the Company for its use. The offering is being conducted on a best-efforts basis.

THE   UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)I OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 6.

Sales of these securities will commence on approximately February [__], 2022.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

Implications of Being an Emerging Growth Company

As an issuer with less than $1 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant if and when we become subject to the ongoing reporting requirements of the Exchange Act upon filing a Form 8-A. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards, and hereby elect to do so. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1 billion in annual revenues, have more than $700 million in market value of our Common Stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Summary of the Offering

The following summary of certain information contained in this Offering Circular is not intended to be complete in itself. The summary does not provide all the information necessary for you to make an investment decision. You are encouraged to review the more detailed information in the remainder of the Offering Circular.

As used in this Offering Circular, unless the context otherwise requires, the terms “Corporation,” “Company,” “Wavemaker Labs Asia,” “WMLA,” “we,” “our,” and “us” refer to Wavemaker Labs Asia, Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Wavemaker Labs Asia Company Overview

Wavemaker Labs Asia (“WMLA”) is a venture studio that uses licensed technology to build robotics and automation companies for corporate partners in Asia. Our venture studio is a highly efficient vehicle to build companies quickly, while de-risking market and technical challenges. We support our portfolio company leaders by leverage built-in engineering and business teams so the CEOs can focus on core business activities such as product and partnerships. Our portfolio companies also leverage WMLA’s licensed technology stack to create new products, so they don’t have to start from scratch like a traditional startup. Finally, we utilize our deep networks of corporate partners in Asia to ensure new companies launch with valuable market traction.

WMLA portfolio companies will focus initially on robotics and automation in the agriculture and food technology space. Our first portfolio company, Abundant Robots, intends to use advanced computer vision technology, a specialized robot end-effector, and artificial intelligence, to automate apple harvesting.

Industry Overview

Venture studios create startups by providing the initial team, strategic direction, and capital for a startup, with the goal of reaching product-market fit and commercialization of the company’s first products. Distinct from the venture capital approach, venture studios are closely involved in the day-to-day operations and strategic decisions of growing the new business. After the startup shows traction, it can seek to raise capital from outside investors, including venture capital firms and strategic partners. Once a venture studio portfolio company matures and begins hiring its own organic staff, the venture studio shifts its human and material resources to new early-stage projects. Ventures studios generally hire their teams around specific industry, technological, or geographic expertise, and build their portfolio companies aligned with the same focus. Compared to the average venture capital funded startup, venture studios have the ability to reduce investment risk, accelerate strategic pivots, quickly respond to customer and market needs, shorten lead times to exits, and increase valuations of their portfolio companies. They do this by pooling senior engineering and business expertise, sharing intellectual property, building long term commercial partnerships, and flexibly shifting resources across projects.

The venture studio model has grown significantly in popularity around the world in the last few years. In 2020, there were 560 venture studios globally, representing a 625% growth since 2013. Despite this global growth, Asia (excluding China) has been slow to embrace the venture studio model with only 30 venture studios. That means this region has only 7.5% of venture studios globally despite the region being 43% of startup funding globally, 51% of global R&D spending, and 87% of global patents filed. We believe that this gap represents an important opportunity in the market for Wavemaker Labs Asia.

Our Structure and Approach

During the current first phase of our growth, WMLA is supported by contracted engineers and business professionals under the direction of our executive team. While we are building companies based in the United States, those companies will be focused on solving problems unique to Asia, and taking advantage of opportunities via our partnerships in Asia. During our second phase, we will continue to build our team at WMLA, and increase our physical presence in Asia via wholly owned subsidiaries. A key component of our second phase will be building a talent network focused portfolio company based in the Philippines. This entity will allow WMLA portfolio and other companies around the world to tap into traditionally hard to reach engineering and business professionals across the Asian continent.

Our Core Technology

Wavemaker Labs Asia is building companies based on licensed technology and the know-how of engineers who’ve spent years developing robotic and automation technologies, particularly in the agriculture, food, and restaurant space. Wavemaker Labs Asia has entered into an exclusive technology license agreement with Wavemaker Labs, Inc. for the development and commercialization of new products focused on the unique challenges and opportunities in Asia. This agreement allows WMLA to take proven and tested technological solutions developed by WML and apply them immediately to new use-cases, while continuing to build and develop new technologies along the way. Our technology stack can be broken down across three broad categories:

Mobile Robotics and Agriculture Technology

•	Advanced sensor integration and computer vision for data collection, localization, path planning, object detection, and safety.

•	Fleet management systems and scheduling solutions

•	Hardware, software, and electrical design for outdoor operations, including battery and charging solutions, weather proofing, and robustness to varied terrain

•	Data sets collected and utilized by outdoor mobile robots in agriculture and landscaping

Food Preparation Technology

•	Integrated hardware, software, and electrical technologies for ingredient dispensing, product transfer mechanisms, refrigerated ingredient storage, and smart/secure storage for customer pickup.

•	Sensor and control technologies allowing for the safe and clean preparation of fresh food using robotic manipulation

•	Computer vision and sensor technology allowing for autonomous cooking by integrating temperature, data on ingredients,

•	Ordering, inventory, and supply chain management integrations

General Support Technology

•	Remote software maintenance and hardware monitoring technologies

•	User interface technologies and customer payment technologies

•	Modular subsystem integration for operator level maintenance solutions

Capital Structure of the Company

The Corporation is authorized to issue three classes of shares designated respectively Preferred Stock (“Preferred Stock”), Class  F Stock (“Class  F Stock”) and Common Stock (“Common Stock”). The total number of shares of Preferred Stock the Corporation has the authority to issue is 1,000,000; the total number of shares of Class  F Stock the Corporation has the authority to issue is 30,000,000; and the total number of shares of Common Stock the Corporation has the authority to issue is 40,000,000. Each of the Preferred Stock, Class  F Stock, and Common Stock have a par value of $0.0001 per share.

Class F Stock and Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, except as described in the “Securities Being Offered” and “Risk Factors” sections. Notably:

•	Class F Stock is entitled to certain protective provisions, as described in herein under “Securities Being Offered” and the Company’s Certificate of Incorporation, as amended. Any vote in regard to the approval or disapproval of those items listed under the protective provisions would be either controlled by or substantially influenced by the Class F Stock holders, potentially against the interests of the rest of the Common Stockholders, which have ceded their voting rights to the Company’s President, James Jordan. All Class F stock is currently held by James Jordan, the Company’s CEO and President.

•	Class F Stock will automatically convert into a recently authorized class of Preferred Stock when the Company sells and issues shares of the same class of Preferred Stock in an equity financing for an aggregate purchase price of at least $1,000,0000, subject to the availability of an exemption from registration of those shares under the Securities Act of 1933. Class F Stock will convert at the inverse of the ratio at which a share of Preferred Stock issued in such equity financing is convertible into shares of common stock. These special conversion rights are effective under two circumstances: Upon an applicable equity financing, 10% of the shares of Class F Stock held by each holder of Class F Stock shall automatically convert into the series of Preferred Stock of the Company that is issued in such equity financing.

Selected Risks Associated with the Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

•	We have a limited operating history upon which to evaluate our performance, and have not yet generated profits or revenue.

•	Our auditor has issued a “going concern” opinion.

•	The technology supporting expansion of our model through venture studio innovation is not yet fully developed, and there is no guarantee that it will be possible to develop and replicate the same results in Asia as seen at Wavemaker Global. This puts part of our model at risk.

•	We may be required to raise additional capital in order to develop the technology and product needed to support our model.

•	Our company does not yet hold any patents on any products or technology.

•	We rely on a small management team to execute our business plan.

•	We could be adversely affected by product liability, personal injury or other health and safety issues.

•	Competing brands or technologies could limit our ability to successfully deploy our model.

•	We plan to initially rely on third-party manufacturers for the production of our technologies.

•	We may need to raise additional capital, which might not be available or might be available only on terms unfavorable to us or our investors.

•	There is no current market for any shares of the Company's stock.

•	Your rights as a holder of common stock may be limited by the number of shares of Class F stock held by James Jordan, the Company’s CEO and President.

•	If we are deemed an “investment company” under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted.

Offering Terms

Securities Offered	Maximum of [___] shares of Common Stock, plus up to [___] Bonus Shares of Common Stock
Minimum Investment	$[___], or [___] shares of Common Stock
Securities outstanding before the Offering:
Common Stock	0 shares
Class F Stock	26,117,647 shares
Securities outstanding after the Offering:
Common Stock (assuming a fully subscribed offering)	[___] (includes 0 shares outstanding before the offering, plus up to [___] Bonus Shares)
Class F Stock	26,117,647 shares
Irrevocable Proxy	Investors in this offering will grant an irrevocable voting proxy to our President that will limit their ability to vote their shares until the occurrence of certain events specified in the proxy, none of which may ever occur.
Use of Proceeds	The proceeds of this offering will be used for product development, site construction and expansion, marketing, personnel, and general overhead.

Risk Factors

The SEC requires that we identify risks that are specific to our business and financial condition. We are still subject to all the same risks that all companies in our business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to Invest.

Risks Related to Our Company

We are an early stage company and have not yet generated any revenue

Wavemaker Labs Asia, Inc. was formed on September 13, 2021. Accordingly, the Company has a limited history upon which an evaluation of its performance and future prospects can be made. Our current and proposed operations are subject to all business risks associated with new enterprises. These include likely fluctuations in operating results as the Company reacts to developments in its market, managing its growth and the entry of competitors into the market. We will only be able to pay dividends on any shares once our directors determine that we are financially able to do so. WMLA has incurred a net loss and has had no revenues generated since inception. There is no assurance that we will be profitable in the next 3 years or generate sufficient revenues to pay dividends to the holders of the shares.

Any valuation at this stage is difficult to assess.

The valuation for this Offering was established by the Company and is not based on the financial results of the Company. Instead, it is based on management’s best estimates of the investment value of the Company, which is a subjective measure. This differs significantly from listed companies, which are valued publicly through market-driven stock prices. The valuation of private companies, especially early-stage companies, is difficult to assess and you may risk overpaying for your investment.

We have a limited operating history upon which to evaluate our performance, and we have not yet generated profits or revenue.

We are a new company and have neither generated revenue, nor have we had any significant operating history. As such, it is difficult to determine how we will perform.

Our auditor has issued a “going concern” opinion.

Our auditor has issued a “going concern” opinion on our financial statements, which means they are not sure that we will be able to succeed as a business without additional financing. The Company has not generated revenues or profits since inception, has sustained net loss of $1,068,011 for the period ended December 31, 2021 and has incurred negative cash flows from operations for the period ended December 31, 2021. As of December 31, 2021, the Company had an accumulated deficit of $1,068,011 and limited liquid assets with $305,000 of cash relative to current liabilities of $434,806. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Our failure to raise capital could have a negative impact on not only our financial condition but also our ability to execute our business plan.

The technology required for a product that is core to our model is not yet fully developed, and there is no guarantee that we will be able to deploy a fully working prototype of that product.

Wavemaker Labs Asia Inc. is still developing the prototypes that will go into the innovations that will be spun out in our go-to-market strategy. Significant engineering and development work remains before we will be able to realize revenue from that part of our business, and it’s possible that this production will never be successful.

We rely on a small management team to execute our business plan.

Our management team is currently small and made up of only four part-time individuals, James “Buck” Jordan, Nick Degnan, Martin Buehler, and Kevin Morris, whom we rely on to help us raise funds and help grow our business. Our partnership and relationship with Wavemaker Labs is crucial for us to achieve our growth plan.

The Company’s business model is capital intensive.

The amount of capital the Company is attempting to raise in this Offering is not enough to sustain the Company’s current business plan. In order to achieve near and long-term goals, the Company will need to procure funds in addition to the amount raised in the Offering. There is no guarantee the Company will be able to raise such funds on acceptable terms or at all. If the Company is not able to raise sufficient capital in the future, then it will not be able to execute its business plan, its continued operations will be in jeopardy, and it may be forced to cease operations and sell or otherwise transfer all or substantially all of its remaining assets, which could cause a Purchaser to lose all or a portion of his or her investment.

We could be adversely affected by product liability, personal injury or other health and safety issues.

As with any company serving food, we must adhere to strict health and safety standards. We could suffer significant reputational damage and financial liability if we experience any of the foregoing health and safety issues or incidents, which could have a material adverse effect on our business operations, financial condition and results of operations.

Many of our competitors have more resources and greater market recognition than we do.

There are already a number of companies who have more resources and greater market recognition in the venture studio markets than we do. Because of this, we may face issues developing a brand that can compete with other players in the market. We will be at a disadvantage as we are a new entrant with significantly less resources and minimal market recognition and penetration.

If we are deemed an “investment company” under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted.

If we were at any time required to register and function as a regulated investment company under the Investment Company Act, we would have to comply with a broad range of regulatory requirements, including limitations on our capital structure and our ability to borrow; restrictions on our investments; limitations on the composition of our board of directors; and reporting, record-keeping, and disclosure obligations. If we were required to register as an investment company but failed to do so, we could be prohibited from engaging in our business, and criminal and civil actions could be brought against us.

Registration with the SEC as an investment company would be costly, would subject us to a host of complex regulations and would divert attention from the conduct of our business, which could materially and adversely affect us. In addition, if we purchase or sell our assets to avoid becoming an investment company under the Investment Company Act, our net asset value, the amount of funds available for investment and our ability to make distributions could be materially adversely affected.

We may need to raise additional capital, which might not be available or might be available only on terms unfavorable to us or our investors.

In order to continue to operate and grow the business, we will likely need to raise additional capital beyond this current financing round by offering shares of our Common Stock and/or other classes of equity. All of these would result in dilution to our existing investors, plus they may include additional rights or terms that may be unfavorable to our existing investor base. We cannot assure you that the necessary funds will be available on a timely basis, on favorable terms, or at all, or that such funds, if raised, would be sufficient. The level and timing of future expenditure will depend on a number of factors, many of which are outside our control. If we are not able to obtain additional capital on acceptable terms, or at all, we may be forced to curtail or abandon our growth plans, which could adversely impact the Company, its business, development, financial condition, operating results or prospects.

Your rights as a holder of common stock may be limited by the number of shares held by James Jordan.

The Company is currently controlled by one entity, the Company’s CEO and Board Director James Jordan, who owns 26,117,647 shares of Class F Stock as of December 31, 2021. If we raise $200,000 in this offering, James Jordan will control [__] % of total outstanding stock and if we raise $20,000,000, the maximum amount, James Jordan will control [__]% of total outstanding stock. The Class F Stock is entitled to certain protective provisions, as described in herein under “Securities Being Offered” and the Company’s Amended and Restated Certificate of Incorporation. Notably, 10% of the shares of Class F Stock held by each holder of Class F Stock will automatically convert into shares of the subsequent series of Preferred Stock of the Corporation that is issued in the equity financing round raising at least $1,000,000 at the applicable conversion ratio. Any vote regarding the approval or disapproval of those items listed under the protective provisions would be either controlled by or substantially influenced by James Jordan, potentially against the interests of the rest of the Common Stockholders, which have ceded their voting rights to the Company’s President, James Jordan.

We may never have an operational product or service.

It is possible that there may never be a successful Wavemaker Labs Asia venture studio or spun out venture startups. It is possible that the failure to scale the venture studio business model in Asia could result from a change in business model upon the Company's making a determination that the business model, or some other factor, will not be in the best interest of Company and its stockholders/members/creditors.

Certain data and information in this offering circular were obtained from third-party sources and were not independently verified by the Company.

This offering circular contains certain data and information that we obtained from various publicly available third-party publications. We have not independently verified the data and information contained in such third-party publications and we did not commission any such third party for collecting or providing the data used in this offering circular. Data and information contained in such third-party publications and reports may be collected using third-party methodologies, which may differ from the data collection methods we would have used. In addition, these industry publications and reports generally indicate that the information contained therein is believed to be reliable, but do not guarantee the accuracy and completeness of such information. Further, none of these sources are incorporated by reference into this offering circular.

Risks Related to the Securities in this Offering

There is no current market for any shares of the Company's stock.

There is no formal marketplace for the resale of the Company’s Common Stock. Shares of Common Stock may be traded over-the-counter by individual holders to the extent any demand exists. Investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their shares as collateral. The Company has no plans to list any of its shares on any OTC or similar exchange.

We are offering Bonus Shares to some investors in this offering, which effectively gives them a discount on their investment.

Certain investors in this offering who invest equal to or greater than $[___], $[___], $[___], or $[___], are entitled to receive Bonus Shares as a specific percentage of the amount of their investment. The Bonus Shares effectively give such investors in this offering a discount on their investment. Therefore, the value of shares of investors who invest less than $[___] and pay the full price for the Common Stock in this offering, will be immediately diluted by investments made by investors entitled to receive the Bonus Shares, who will effectively pay a lower price per share.

We have not set a minimum offering amount for this offering.

We have not set a minimum offering amount for this offering. This means that we will accept and have access to funds as they are received, but we may never raise enough to execute the business plan or even cover the costs of the offering.

Investors in the company’s Common Stock have assigned their voting rights.

In order to subscribe to this offering, each investor will be required to grant an irrevocable proxy, giving the right to vote its shares of Common Stock to the company’s President. This irrevocable proxy will limit investors’ ability to vote their shares of Common Stock until the events specified in the proxy, which include the company’s IPO or acquisition by another entity, which may never happen.

Our Subscription Agreement for this Offering, as well as our Bylaws, as amended, include forum selection provision, which could result in less favorable outcomes to the plaintiff(s) in any action against the Company.

Our subscription agreement for this offering, as well as our Bylaws, as amended, include forum selection provisions that requires any claims against the Company by subscribers or stockholders not arising under the federal securities laws to be brought in a court of competent jurisdiction in Delaware, or the Court of Chancery State in the state of Delaware, respectively. This forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims.

Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

Investors in this offering have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy. See “Plan of Distribution and Selling Security Holders.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The Commission’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled: “Credit Cards and Investments – A Risky Combination,” which explains these and other risks you may want to consider before using a credit card to pay for your investment.

You will need to keep records of your investment for tax purposes.

As with all investments in securities, if you sell our Common Stock at a profit or loss, you will probably need to pay tax on the long- or short-term capital gains that you realize or apply the loss to other taxable income. If you do not have a regular brokerage account or your regular broker will not hold our Common Stock for you (and many brokers refuse to hold securities issued under Regulation A) there will be nobody keeping records for you for tax purposes. You will have to keep your own records and calculate the gain or loss on any sales of the Common Stock.

Risks Related to COVID-19

The Impact of COVID-19 could slow development and distribution of our product.

Due to COVID-19, the Company may experience delays related to manufacturing, assembly, and distribution of products. The impact continues to evolve, and its future effects are uncertain. Due to COVID-19, the Company may be limited at times with regard to the number of engineers that can work at any given time in order to maintain safe social distancing. Furthermore, as mentioned above, the company relies on third party manufacturers in some instances and those manufacturers may experience delays as well.

We are and may continue to be significantly impacted by the worldwide economic downturn due to the COVID-19 pandemic.

In December 2019, a novel strain of coronavirus, or COVID-19, was reported to have surfaced in Wuhan, China. COVID-19 spread globally and was declared to be a pandemic by the World Health Organization. Efforts to contain the spread of COVID-19 have resulted in severe travel restrictions and social distancing of varying intensities during different time periods. The impacts of the outbreak continue to evolve. A widespread health crisis has adversely affected and could continue to affect the global economy, resulting in an economic downturn that could negatively impact the value of the Company’s shares and investor demand for shares generally.

The continued spread of COVID-19 has also led to severe disruption and volatility in the global capital markets, which could increase our cost of capital and adversely affect our ability to access the capital markets in the future. It is possible that the continued spread of COVID-19 could cause a further economic slowdown or recession or cause other unpredictable events, each of which could adversely affect our business, results of operations or financial condition.

The extent to which COVID-19 affects our financial results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 outbreak and the actions to contain the outbreak or treat its impact, among others. Moreover, the COVID-19 outbreak has had and may continue to have indeterminable adverse effects on general commercial activity and the world economy, and our business and results of operations could be adversely affected to the extent that COVID-19 or any other pandemic harms the global economy generally.

Specifically, COVID-19 may impact the launch of WMLA due to travel restrictions. If we are unable to proceed according to our business plan, we may not be able to scale our business. This impact would mean we’d need to raise additional capital in order to meet our revenue targets.

Dilution

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the Company. When the Company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because each share of the same type is worth the same amount, and you paid more for your shares than earlier investors did for theirs.

The following table compares the price that new investors are paying for their shares with the effective cash price paid by existing shareholders, and assuming that the shares are sold at $[___] per share. The schedule presents shares and pricing as issued and reflects all transactions since inception.

[Table To Be Filed By Amendment]

(1)	The Company may issue up to [___] shares of Common Stock as Bonus Shares in this offering. The Bonus Shares will be issued without any additional consideration received by the company. If we issue all Bonus Shares in this offering, the effective cash price per share paid by investors in this offering would be $[___].

The following table demonstrates the dilution that new investors will experience upon investment in the Company. This table uses the Company’s net tangible book value as of December 31, 2021 of ($1,065,400), which is derived from the net equity of the Company as of its December 31, 2021 audited financial statements. This tangible net book value is then adjusted to contemplate conversion of all other convertible instruments outstanding at current that would provide proceeds to the Company. The offering costs assumed in the following table includes up to $200,000 in commissions to Dalmore Group, LLC, as well as legal and accounting fees incurred for this Offering. The table presents three scenarios for the convenience of the reader: a $2,000,000 raise from this offering, a $10,000,000 raise from this offering, and a fully subscribed $20,000,000 raise from this offering (maximum offering).

[Table To Be Filed By Amendment]

Future Dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares, whether as part of a capital-raising event, or issued as compensation to the company’s employees or marketing partners. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most development stage companies do not pay dividends for some time).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2014, Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●	In December, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company, but her stake is worth $200,000.

●	In June 2015, the company has run into serious problems, and in order to stay afloat, it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company, and her stake is worth only $26,660.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share. In some cases, dilution can also completely wipe out the value of investments made by early investors, without any person being at fault.

Investors should understand how dilution works and the availability of anti-dilution protection.

Use of Proceeds To The Issuer

Assuming a maximum raise of $20,000,000 to the Company, the net proceeds of this offering would be approximately $19,757,500 after subtracting estimated offering costs of $200,000 to Dalmore Group, LLC in commissions, and $43,500 in audit, legal, and filings fees. If WMLA successfully raises the maximum amount under this raise, the Company intends to allocate significant capital to new startup development to tackle challenges and take advantage of opportunities in Asia; including allocation to accelerate the launch of Abundant Robots and other startups in agriculture and food technology. A portion of the proceeds will also be allocated to corporate partnerships in Asia, business development, scaling our engineering teams, leasing office space in Asia, and marketing in Asia in order to develop WMLA’s brand recognition in venture studio, robotics, and automation space.

Assuming a raise of $10,000,000, representing 50% of the maximum offering amount, the net proceeds would be approximately $9,857,500 after subtracting estimated offering costs of $100,000 to Dalmore Group, LLC in commissions and $43,500 in audit, legal, and filings fees. In such an event, WMLA would focus our spending on new company formation and the launch of Abundant Robots, while decreasing allocations to business development, branding, and marketing.

Assuming a raise of $200,000 representing 10% of the maximum offering amount, net proceeds would be approximately $155,500 after subtracting estimated offering costs of $2,000 to Dalmore Group, LLC in commissions and $43,500 in audit, legal, and filings fees. In this scenario, WMLA would allocate these resources to the successful launch of Abundant Robots, and prepare for additional fundraising to accomplish our goals.

Please see the table below for a summary our intended use of proceeds from this offering:

Total Raise	$200,000	$10,000,000	$20,000,000
Commissions	$2,000	$100,000	$200,000
Fixed Costs	$43,500	$43,500	$43,500
Net Proceeds	$154,500	$9,856,500	$19,756,500

Percent
Allocation	Category	%	Category	%	Category
30%	Engineering and Robotics R&D	30%	Engineering and Robotics R&D	30%	Engineering and Robotics R&D
20%	Business development/Sales	20%	Business development/Sales	20%	Business development/Sales
20%	Payroll	20%	Payroll	20%	Payroll
10%	General Administrative	10%	General Administrative	10%	General Administrative
20%	Marketing	20%	Marketing	20%	Marketing

Because the offering is a “best efforts,” we may close the offering without sufficient funds for all the intended purposes set out above, or even to cover the costs of this offering.

The Company reserves the right to change the above use of proceeds if management believes it is in the best interests of the Company.

Our Business

Company History

Wavemaker Labs Asia was incorporated on September 13, 2021. While the Company looks to opportunities in Asia, it is based in El Segundo, California, where its officers and directors are located. WMLA leadership saw an opportunity to enter the rapidly growing venture studio space in the Asia region while leveraging their experience in the automation, robotics, agriculture, and food technology space. The Company’s leadership put together a vision for a scalable venture studio to launch a variety of startups to partner with corporates in the Asia region in search of innovation and technology development.

Company Overview

WMLA is building a scalable venture studio that builds startups with corporate partners in Asia that need to innovate, grow, and advance their industries. We build our portfolio companies here in the US, but with our product development focused on solving problems faced by future customers in Asia. Once we are ready to commercialize portfolio company products, we already have a ready customer base in Asia. By leveraging a licensed technology stack focused on automation, robotics, food technology, and agriculture technology, the Company intends to de-risk ventures and innovation driven by startup companies, that then team with our network of corporate partners in Asia to drive sales growth.

During the current first phase of our growth, WMLA is supported by contracted engineers and business professionals under the direction of our executive team. While we are building companies in the United States, with US based operations and executive teams, those companies will be focused on solving problems unique to Asian customers, and taking advantage of opportunities via our partnerships in Asia to develop relationships with potential future customers for our portfolio company products. During our second phase, we will continue to build our engineering teams at WMLA in the United States, which will still represent the majority of our operations, and increase our presence in Asia with staff focused on business development, customer acquisition, and marketing. The scope of our Asia team will be limited to building customers for our US based portfolio companies.

WMLA portfolio companies will focus initially on robotics and automation in the agriculture and food technology space. Our first portfolio company, Abundant Robots, uses advanced computer vision technology, a specialized robot end-effector, and artificial intelligence, to automate apple harvesting.

Asian Partnerships Overview

Wavemaker Labs Asia portfolio companies benefit from a large ecosystem of partner organizations in Asia that will connect them with corporate partners seeking to innovate and form the customer base for our portfolio company products. A key member is this ecosystem is Wavemaker Partners, a top-decile venture capital fund operating since 2003 with over $600 million assets under management with headquarters in Los Angeles and Singapore. Wavemaker Partners is potentially able to provide WMLA access to international corporates and other business relationships.

Technology Overview

Wavemaker Labs Asia is building companies based on licensed technology and the know-how of engineers who’ve spent years developing robotic and automation technologies, particularly in the agriculture, food, and restaurant space. Wavemaker Labs Asia has entered into a technology license agreement with its affiliate, Wavemaker Labs, Inc., for the development and commercialization of new products focused on the unique challenges and opportunities in Asia. This agreement allows WMLA to take proven and tested technological solutions developed by WML and apply them immediately to new use-cases, while continuing to build and develop new technologies along the way. Our technology stack can be broken down across three broad categories:

Mobile Robotics and Agriculture Technology

•	Advanced sensor integration and computer vision for data collection, localization, path planning, object detection, and safety.

•	Fleet management systems and scheduling solutions

•	Hardware, software, and electrical design for outdoor operations, including weather proofing, and robustness to varied terrain

•	Data sets collected and utilized by outdoor mobile robots in agriculture and landscaping

Food Preparation Technology

•	Integrated hardware, software, and electrical technologies for ingredient dispensing, product transfer mechanisms, refrigerated ingredient storage, and smart/secure storage for customer pickup.

•	Sensor and control technologies allowing for the safe and clean preparation of fresh food using robotic manipulation

•	Computer vision and sensor technology allowing for autonomous cooking by integrating temperature, data on ingredients,

•	Ordering, inventory, and supply chain management integrations

General Support Technology

•	Remote software maintenance and hardware monitoring technologies

•	User interface technologies and customer payment technologies

•	Modular subsystem integration for operator level maintenance solutions

This technology has already been used by Wavemaker Labs to create a number of enterprises:

•	Piestro: A pizza technology startup building compact and automated pizza kitchens.

•	Bobacino: An automated boba tea kiosk company.

•	Graze: A start-up building autonomous, electric, commercial lawn mowers.

•	Future Acres: An autonomous farming company utilizing robotics and computer vision.

•	Miso Robotics: A company using a cloud-connected AI platform that enables autonomous robotic kitchen assistants to perform tasks such as frying and grilling alongside chefs in a commercial kitchen.

•	Nommi: A startup company building turn-key robotic kitchens for producing bowl-based food that are compact enough to fit in a shipping container.

Venture Studio Operating Model

Wavemaker Labs Asia’s venture studio operating model is simple. Our internal teams generate new business ideas and then our engineering and business development teams establish a workable business model and product development roadmap for the idea. Once the new company is created, WMLA, along with a small network of investment partners, invest the initial seed round into the new company to fund the first prototype, built inhouse with WMLA engineering resources. WMLA staff also help to connect the new company to early-stage customers interested in buying the product once commercialized. With a prototype and market traction proven by early customers, the new company is ready to raise its own subsequent funding rounds to support each of the next stages of its development. Eventually, the company scales its own internal engineering and business staff, as WMLA’s operational role decreases. Throughout this entire process, WMLA charges the new company for their services in the form of cash and equity payments against fulfilled statements of work.

Therefore, it should be noted that WMLA is much more than an investment company as defined under Section 3(a)(1)(C) of the Investment Company Act because we use our own internal resources to build and scale the companies we partner with. We do this as a vendor of engineering and business consulting services, paid regularly for fulfilling contracts. Therefore, while more than 40 percent of our assets are currently investments in our portfolio companies, that is merely incidental to our core operations of building companies as a venture studio.

Market Overview

Venture Studios: Unlike venture capital funds, which allocate financial capital to independent companies, venture studios are a new model for entrepreneurship that combine company building with venture funding. By design, venture studios reduce financial risk by sharing the burden of human resources, operational costs, technology R&D, and fundraising across multiple innovative technologies and companies. By sharing these resources across projects, the risks of building a new company are reduced.

Benchmarking Growth and Success: What Strategy do most Venture Studios follow?

Many venture studios aim for quick wins by positioning their portfolio companies as ideal acquisition targets so that once they secure funding, they can build even more startups. Other studios target the long-run by aiming to build the next potential unicorn that could acquire majority market share. Around 47% of venture studios classify themselves as ‘vertical agnostic’, meaning that they do not have a niche focus on a particular industry.

•	Startups that launch from studios experience 30% higher company success rates.

•	Almost every company launched from a venture studio raises a seed round, and 72% of those that raise a seed round go on to raise Series A financing.

•	On average, venture studio startups have a 53% internal rate of return (IRR). Compare that to the average for non-studio startups, which sits at 21%.

•	The average studio injects an initial amount of $232,458 into each startup they develop.

•	Venture Studios generally take 34% equity stake in the startups they found, with the highest equity percentages sitting at around 80%, and the lowest equity percentages hovering around 15%

The popularity of venture studios has grown significantly around the world recently. In 2020, 560 venture studios existed across the globe, representing a 625% growth over the last seven years. Venture studios reduce investment risk and shortening lead times to exits.. This is possible because venture studios allocate foundational resources for their startups so CEOs can immediately focus on building great products, generating new revenue, and solving real market deficiencies in a profitable manner.

Despite the explosion in the popularity of venture studios, Asia has been slow to embrace the venture studio model with only 30 venture studios across all of Asia (excluding China). That means that Asia has only 7.5% of venture studios globally despite the region being 43% of startup funding globally, 51% of global R&D spending, and 87% of global patents filed. We believe that this gap in the market presents the perfect opportunity for US based Wavemaker Labs Asia to build US based portfolio companies to meet the needs of customers in Asia who are in need of innovation, and can’t find Asia based venture studios or other entities to meet that need. We believe that our vision for WMLA’s model and go-to-market strategy is unique and timely with its Asian customer focus, combined with deep technical expertise in robotics, automation, and venture building based in the US.

Asian Tech: Asia is on track to become the top 50% of global GDP by 2040 and drive 40% of the world’s consumption, representing a shift in the world’s economic center of gravity. Initial focus areas for WMLA portfolio company customer bases will be Singapore and Southeast Asia, followed by Oceania, Japan, Korea, and Taiwan.

Singapore:

•	Committed to becoming the world’s first Smart Nation: encouraging use of digital innovation and technology to drive sustainability and livability.

•	Singapore Tech provides grants to tech-focused startups: government back agencies foster innovation in the country.

•	“30 by 30” food production target: government food targets aim to raise food self-production levels to 30% by 2030.

•	Southeast Asia SMEs poised for growth: Small and Medium Enterprises are a key driver to the region’s growth, accounting for 95% of all business establishments.

South-East Asia: South-east Asia had a $3.35trn nominal GDP in 2021, making up 3.4% of Global GDP and 8.58% of the global population. The South-east Asian Internet Economy is one of the fastest growing and lucrative in the world with 400m internet users. The value of the internet economy of SEA for 2020 was estimated to be $100bn and growing. On the fintech side, there was over $620bn in digital payments by gross transaction volume in 2020 alone. These figures stand with only 70% of the region’s population now online but rapidly growing.

Asian Food and Agri Tech: Asia is experiencing a rapid shift in food trends as consumers become more affluent and sophisticated. Asia’s incremental food spend by 2030 is projected to be $4.4 trillion, of which $2.4 trillion will be consumer driven, requiring a projected $750 billion in cumulative investment over the next decade to match changing consumer food trends. The consumer driven food trends needing immense investments over the next decade will include the following:

•	Healthier Diets: Replacing processed foods, red meat, and sugar with more nutritional, fresher, and healthy alternatives

•	Safe and Traceable Sources: Consumers demand greater accountability in food safety and transparency into the farm to table supply chain

•	Sustainable Consumption: Making sure food is sustainably sourced, prepared, and shipped in and environmentally responsible fashion

•	Alternative Protein: Plant-based and culture-based meat alternatives

•	Online Purchasing: Ease of purchasing through online and mobile based purchase and delivery.

Employees

The Company is currently led by Board President & CEO James Buckly Jordan, and CFO Kevin Morris. The Company also relies on part-time contractors for a variety of functions, including engineering, marketing, business development, and finance. Within the next 24 months, we plan to make several hires in engineering, sales, marketing, and administrative roles.

The Company’s Property

The Company currently operates out of the offices of Wavemaker Labs, Inc. in El Segundo, California. During the second phase of our development, a limited number of sales and business development staff will be based at Wavemaker Partners office in Singapore. Our headquarters, and the majority of operations will continue to be located in the United States.

Management’s Discussion and Analysis on Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this Offering Circular. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

The Company’s operational focus is on supporting and growing its current portfolio companies, as well as starting new ventures to expand the portfolio. Through December 31, 2021, the company was still in an early stage of development and had not yet generated revenue.

Operating Results – Fiscal Year Ended December 31, 2021

On the expense side, in the period ended December 31, 2021, we incurred large costs, with the primary drivers being research and development expenses of $816,106, and general & administrative expenses of $252,612. The total operating expenses for the fiscal year 2021 were $1,068,718.

Since the end of the period covered by our audited financial statements, we expect similar monthly expenses aside from an increase in research and development costs associated with increased product development needs among our portfolio companies.

In September 2021, the Company entered into a subscription agreement with Talino Ventures, Inc., a Delaware corporation (“Talino Ventures”) and invested $200,000 in exchange for 1,250,000 shares of Talino Ventures’ common stock at a price of $0.16 per share.

In October 2021, the Company entered into a Simple Agreement for Future Equity (“SAFE”) with Talino Ventures, P.B.C. a Delaware public benefit corporation (“Talino PBC”), and invested $100,000 for a future equity investment. The SAFE agreement has a valuation cap of $15,000,000. In the event of an equity financing before the termination of the SAFE, the SAFE will automatically convert into the number of shares of preferred stock equal to the purchase amount divided by the SAFE price, which is defined as the valuation cap divided by Talino PBC’s capitalization. If there is a liquidity event before the termination of the SAFE, the SAFE will automatically be entitled to receive a portion of the proceeds equal to the greater of the purchase amount or the amount payable on the number of shares of common stock equal to the purchase amount divided by the liquidity amount. If there is a dissolution event, the Company will automatically be entitled to proceeds equal to the purchase amount. The SAFE is junior in liquidation preference to indebtedness, on par with other SAFEs or preferred stock and senior to payments of common stock.

Liquidity and Capital Resources – Fiscal Year Ended December 31, 2021

As of December 31, 2021, the Company had cash on hand of $305,000. The Company is not generating revenue and will require infusion of capital to launch and sustain initial business operations. The Company plans to try to raise capital through crowdfunding offerings, equity issuances, or any other method available to the Company. For example, the Company received $1,455,000 as of December 31, 2021, and an additional $250,000 as of May 2, 2022 as part of a SAFE note it issued at a post-money valuation of $18 million. Absent securing needed capital, the Company may be forced to significantly reduce planned expenses and could become insolvent. Anticipated expenses, revenue, and other capital for the Company’s first 12 months of operation are outlined in “Plan of Operations” below.

On October 7, 2021, the Company entered into a Simple Agreement for Future Equity (“SAFE”) for proceeds of up to $2,000,000 (the “Purchase Amount”) with a post-money valuation cap of $18,000,000. If there is an equity financing before the termination of the SAFE, the SAFE will automatically convert into the greater of 1) the number of shares equal to the Purchase Amount divided by the lowest price per share of the standard preferred stock or 2) the number of shares of SAFE preferred stock equal to the Purchase Amount divided by the safe price, which is the valuation cap divided by the Company’s dilutive securities outstanding. As of December 31, 2021 the Company has received $1,455,000 in proceeds.

In January 2022, the Company amended its Certificate of Incorporation and increased increase its authorized common stock to 40,000,000 shares.

In January 2022, the Company and Abundant Robotics initiated Reg A+ offerings of common stock.

On January 19, 2022, the Company granted a loan receivable to Wavemaker Labs, Inc. for $360,000. The loan earns interest at 3% per annum and is unsecured.

From January to March 2022, the Company received $250,000 in proceeds from future equity obligations.

Plan of Operations

We have not yet generated any revenues and currently have a small team of part-time employees and consultants that are working to launch and build WMLA under the direction of our executive team. During the current first phase of our growth, which we anticipate lasting approximately 12 months, WMLA will be supported by contracted engineers and business professionals building companies in the United States with a focus on solving problems unique to Asia, and taking advantage of opportunities via our partnerships in Asia to build customer bases for our portfolio company products. During our second phase, we will continue to build our team at WMLA based in the US, and eventually place staff in Singapore to support and accelerate the sales growth of WMLA portfolio company products. The majority of WMLA operations will remain in the United States.

If we raise the maximum amount through this offering, we believe that we will be able to accelerate R&D operations in the United States and build our business development team in Asia, which will allow us to scale our portfolio faster and those companies will have the potential to reach scale faster. In addition, we would anticipate not needing to raise additional capital for the business. If we raise less than 50% of the maximum, however, we would likely need to raise additional funds within 6 to 18 months.

Directors, Executive Officers, and Significant Employees

Name	Position	Age	Term in Office
Executive Officers
James Jordan	CEO & President	41	Indefinite, appointed September 2021
Kevin Morris	CFO	39	Indefinite, appointed September 2021
Directors
Kevin Morris	CFO, Secretary	39	Indefinite, appointed September 2021

James Buckly Jordan, CEO and President

Jordan has been a Partner at Wavemaker Partners since 2018 and founded Wavemaker Labs, a corporate venture studio in 2016. He also serves as the president of Miso Robotics, a company that produces robotic kitchen assistants in Southern California, and serves as a director of multiple early stage companies in the robotics space being developed out of Wavemaker Labs, including Graze, Inc., developer of an autonomous commercial lawnmower; Piestro, Inc., an autonomous pizzeria; Future Pearl Labs, Inc. (dba Bobacino), developer of an autonomous boba tea shop; and Future Acres, Inc., developer of an autonomous farm transport robot. Previously, Jordan was Managing Partner at early stage venture fund Canyon Creek Capital, a position he has held since 2010. Jordan is a technologist and early stage venture investor with a successful track record of building businesses at the leading edge of technology and in transformative high-growth markets, such as robotics, digital media, and consumer products. He has led investments in successful startups such as Relativity Space, Gyft, Winc, Miso Robotics, ChowNow, Jukin Media and others. His operating expertise was honed during his time as a management consultant, working on Capitol Hill in Senator Arlen Spector’s office, and as an Army Blackhawk Pilot.

Kevin Morris, CFO and Director

CFO Kevin Morris also serves as CFO of Piestro, an autonomous pizzeria; CFO of Bobacino, developer of an autonomous boba tea shop; CFO of Graze, developer of an autonomous commercial lawnmower; CFO of Future Acres, developer of an autonomous farm transport robot; and CFO of Miso Robotics, a robotic kitchen assistant company in Southern California. Morris also oversees operations, finance and strategy at Wavemaker Labs, a corporate venture studio founded in 2016. Previously, Morris was COO/CFO of Denim.LA, Inc. (dba DSTLD), where he oversaw operations, finance, customer service and market strategy and analytics from 2014-2019. Before DSTLD, Morris was the Vice President of Sales at Elegant Sports (Adidas Gymnastics) from 2013-2014 and worked at the International Revenue Management sector of American Airlines from 2012-2013. He obtained an MBA from the UCLA Anderson School of Management in 2011.

Suma Reddy, Advisor

Suma Reddy is a three time founder with 15+ years experience in AgTech and CleanTech. She is also part of the faculty of NYC’s School of Visual Arts, Class: “Future of Food”. She has an MBA from the Wharton School at the University of Pennsylvania.

Compensation of Directors and Executive Officers

Through December 31, 2021, we compensated our directors and executive officers as follows:

Name	Capacity in which compensation was received	Cash Compensation	Other Compensation	Total Compensation
James Jordan	President and CEO	$0	$0	$0
Kevin Morris	CFO and Director	$0	$0	$0

Security Ownership of Management and Certain Security Holders

Title of Class	Name and address of beneficial owner (1)	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class	Percent of Shareholder Voting Power
Class F	James Jordan (3)	26,117,647 shares held directly	0	100%	100%
Common Stock	Kevin Morris (3)	0	5,294,118 options to acquire Common Stock (2)	57.69%	0%
Common Stock	Kimberly Ng	0	352,941 options to acquire Common Stock (2)	3.85%	0%
Officers and Directors as a Group (3 persons)
Class F		26,117,647 shares held directly	-	100%	100%
Common Stock		-	5,647,059 options to acquire Common Stock (2)	61.54%	0%

(1) All addresses are c/o Future VC, LLC, 1438 9th Street, Santa Monica, CA 90401

(2) Acquirable pursuant to option agreement dated October 31, 2021, which vest monthly over 4 years with a 1 year cliff.

(3) Officers and Directors of the Company. CEO and President James Jordan holds 100% of shareholder voting power. As stated in this Offering Circular, investors in this round will grant an irrevocable voting proxy to the company’s President that will limit their ability to vote their shares of Common Stock purchased in this offering until the occurrence of certain events specified in the proxy, none of which may ever occur.

Amounts are as of December 2021. The final column (Percent of Class) includes a calculation of the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other people exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column will not always add up to 100%.

Interest of Management and Others in Certain Transactions

As of December 31, 2021, the Company had $434,806 in accounts payable with related parties under common control.

In January 2022, the Company signed a Master Services Agreement (“MSA”) and a Technology License Agreement with Wavemaker Labs, Inc. These agreements will be included as Exhibits 6.1 and 6.2, respectively, to the offering statement, of which this offering circular is part. Wavemaker Labs Asia and Wavemaker Labs have common ownership. During 2021, the Company incurred $284,806 of fees under this agreement, including $220,602 in services payable in cash and $64,204 for which the Company intends to satisfy through the issuance of warrants in 2022. The services incurred represent total labor costs incurred by the Company at a commercial rate less the actual labor costs of the related entity plus a 10% mark-up on materials costs. Total charges to the Company in excess of cost incurred by Wavemaker Labs was $115,440 in 2021 due to the markup on labor and material costs.

In January 2022, the Company signed a Master Services Agreement (“MSA”) with Abundant Robots, where Wavemaker Labs Asia would provide various business consulting services for Abundant Robots. The MSA will be included as Exhibit 6.3 to the offering statement, of which this offering circular is part. Wavemaker Labs Asia, which controls Abundant Robots, have common ownership.

The Company entered into agreements with Wax, Inc. a related party under common control, for consulting, technology, general support activities, and product development services. During 2021, the Company incurred $250,000 of fees under this agreement, which was included in accounts payable, related party as of December 31, 2021.

In November 2021, the Company entered into a loan receivable with Future VC, LLC, a related party under common control, for $200,000. The note bears interest at 3%, compounded annually, is unsecured and matures in November 2022. During the period ended December 31, 2021, the Company recognized interest income of $707, all which is accrued and unpaid as of December 31, 2021.

All operating expense transactions in 2021 were incurred with related parties.

Securities Being Offered

General

The Company is offering Common Stock to investors in this offering. As such, under this Offering Statement, of which this Offering Circular is part, the Company is qualifying up to [___] shares of Common Stock, plus up to [___] shares of Common Stock to be issued as Bonus Shares. The shares of Common Stock will be subject to an irrevocable proxy whereby all voting rights will be held by the company's President. The following description summarizes important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Certificate of Incorporation and our Bylaws, copies of which have been filed as Exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of our capital stock, you should refer to our Certificate of Incorporation and our Bylaws, as well as applicable provisions of the Delaware General Corporation Law.

Our authorized capital stock will consist of 40,000,000 shares of Common Stock, $0.0001 par value per share, 30,000,000 shares of Class F Stock, $0.0001 par value per share, and 1,000,000 shares of Preferred Stock, $0.0001 par value per share.

Common Stock

Voting Rights and Proxy

Each holder of Common Stock has the right to one vote per share of Common Stock, and be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The holders of Class  F Stock and Common Stock will vote together as a single class on all matters, except as required by applicable law. The subscription agreement that investors will execute in connection with this offering grants an irrevocable proxy to the Company’s President to (i) vote all securities held of record by the investor (including any shares of the Company’s capital stock that the investor may acquire in the future), (ii) give and receive notices and communications, (iii) execute any written consent, instrument or document that the President determines is necessary or appropriate at the President’s complete discretion, and (iv) take all actions necessary or appropriate in the judgment of the President for the accomplishment of the foregoing. The proxy will survive the death, incompetency and disability of an individual investor and, if an investor is an entity, will survive the merger or reorganization of the investor or any other entity holding the shares of Common Stock. The proxy will also be binding upon the heirs, estate, executors, personal representatives, successors and assigns of an investor (including any transferee of the investor). Any transferee of the investor becomes party to the subscription agreement and must agree to be bound by the terms of the proxy. The proxy will terminate upon the earlier of the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock, the effectiveness of a registration statement under the Exchange Act covering the Common Stock or five years from the date of execution of the subscription agreement. The full subscription agreement appears as Exhibit 4 to the Offering Statement of which this Offering Circular forms a part.

Election of Directors

Elections of directors don’t need to be by written ballot unless the Bylaws of the Corporation shall so provide.

Dividend Rights

Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Class F Stock and Common Stock shall be entitled to receive, on a pari passu basis, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors; provided, however, that in the event that such dividends are paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of shares of Class F Stock shall, in lieu thereof, receive shares of Class F Stock or rights to acquire shares of Class F Stock, as the case may be, and the holders of shares of Common Stock shall receive shares of Common Stock or rights to acquire shares of Common Stock, as the case may be.

Liquidation Rights

In the event of any Liquidation Event, whether voluntary or involuntary, the entire assets and funds of the Corporation legally available for distribution will be distributed among the holders of the Class F Stock and the Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Class F Stock into Common Stock).

Other Rights

Neither the Class F Stock nor the Common Stock is redeemable by any holder thereof.

Class F Stock

General

Our Class  F Stock has been issued to the founder of the Company. Under the terms of our Certificate of Incorporation, as amended, we are authorized to issue up to 30,000,000 shares of our Class F Stock. As of December 31, 2021, 26,117,647 shares have been issued. As provided by the Company’s Certificate of Incorporation, as Amended, following the closing on a preferred equity financing of at least $1,000,000, 10% (or 2,611,764) shares of the Company’s Class F Stock will be converted into shares of the subsequent series of preferred stock.

Dividend Rights

Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Class F Stock and Common Stock shall be entitled to receive, on a pari passu basis, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors; provided, however, that in the event that such dividends are paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of shares of Class F Stock shall, in lieu thereof, receive shares of Class F Stock or rights to acquire shares of Class F Stock, as the case may be, and the holders of shares of Common Stock shall receive shares of Common Stock or rights to acquire shares of Common Stock, as the case may be.

Election of Directors

Elections of directors do not need to be by written ballot unless the Bylaws of the Corporation shall so provide.

Voting Rights

Each holder of the Class F is entitled to one vote for each share of Common Stock, which would be held by each stockholder if all of the Class F was converted into Common Stock. Fractional votes are not permitted and if the conversion results in a fractional share, it will be rounded to the closest whole number. Holders of Class F Stock are entitled to vote on all matters submitted to a vote of the stockholders as a single class with the holders of Class F Stock, Common Stock, and Preferred Stock provided that in accordance with the terms of the Company’s Certificate of Incorporation, as amended. As long as any shares of Class F Stock shall be issued and outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the outstanding shares of Class F Stock, (i) amend, alter or repeal any provision of this Certificate of Incorporation or bylaws of the Corporation if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of, the Class F Stock; (ii) increase or decrease the authorized number of shares of Class F Stock or Common Stock; (iii) liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Liquidation Event; or (iv) create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock, or consent to any of the following.

Liquidation Rights

In the event of any Liquidation Event, whether voluntary or involuntary, the entire assets and funds of the Corporation legally available for distribution will be distributed among the holders of the Class F Stock and the Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Class F Stock into Common Stock).

Conversion Rights

The Class F Stock is convertible into the Common Stock of the Company as provided by Article V of the Certificate of Incorporation, as amended, under the following scenarios:

•	Upon the written consent or agreement of the holders of a majority of the then outstanding shares of Class F Stock;

•	Certain transfers of the Class F Stock to new stockholders; and

•	Upon the request of an individual holder of our Class F Stock

Rights and Preferences

Under our Certificate of Incorporation, as amended, our Class F Stock includes special conversion rights. These rights provide that Class F Stock will convert into a class of preferred stock upon the occurrence of certain future sales of our preferred stock. Specifically, when the Company sells and issues shares of preferred stock in a future equity financing which results in gross proceeds to the Company of at least $1,000,0000, 10% of the outstanding shares Class F Stock will convert into the new class of preferred stock sold to investors in the future offering. The number of new shares of preferred stock received upon the conversion of the Class F Stock will vary based on the conversion ratio between the new class of preferred stock and the Common Stock of the Company. Typically, this conversion ratio is 1:1, but the Company has the authority to create a class of preferred stock with a different conversion ratio. For example, we could create a class for a strategic investor that provides for receiving 1.25 shares of Common Stock for each share of preferred stock issued in such an offering. In that case, the Class F Stock conversion into preferred stock would be the inverse of that ratio (i.e., for every 1.25 shares of Class F Stock, the holder would receive 1 share of the new class of preferred stock).

This special conversion right would also be triggered in the event a holder of Class F Stock undertakes a secondary sale of those shares at the same time as an equity financing involving the sale of a new class of preferred stock as described above. In that resale of securities, the secondary purchaser will receive shares of the series of preferred stock of the Company that is issued in such equity financing, in lieu of shares of Class F Stock.

As noted above under “Risk Factors”, these conversion rights could create situations in which the interests of holders of Class F Stock are in conflict with the interests of investors in this offering as holders of Class F Stock would benefit from advantageous terms provided to future classes of Preferred Stock that encourage secondary purchasers of such stock, or rights holders of Class F Stock would benefit from directly following the conversion of their stock.

As long as any shares of Class F Stock remain issued and outstanding, the Company or any of its subsidiaries shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the outstanding shares of Class F Stock:

•	amend, alter or repeal any provision of this Certificate of Incorporation or bylaws of the Corporation if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of, the Class F Stock;

•	increase or decrease the authorized number of shares of Class F Stock;

•	liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Liquidation Event; or

•	authorize or create (by reclassification or otherwise) any new class or series of capital stock having rights, powers, or privileges set forth in the certificate of incorporation of the Corporation, as then in effect, that are senior to or on a parity with the Class F Stock.

Provisions of Note in Our Bylaws and Certificate of Incorporation

Under Article VII of our Bylaws, as amended, the sole and exclusive judicial forum for the following actions will be the Court of Chancery of the State of Delaware:

(1) Any derivative action or proceeding brought on behalf of the Corporation;

(2) Any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders;

(3) Any action asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Certificate of Incorporation or Bylaws;

(4) Any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws; or

(5) Any action asserting a claim against the Corporation governed by the internal affairs doctrine.

Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the company. This provision does not apply to actions arising under the Securities Act. Further, it does not apply to actions arising under the Exchange Act as Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

Plan of Distribution and Selling Security Holders

Plan of Distribution

The company is offering up to [___] shares of Common Stock on a best efforts basis, up to [___] shares of Common Stock as Bonus Shares under this Offering Statement. We intend for this offering to continue for up to one year following qualification by the SEC, or until sooner terminated by the company.

The Company has engaged Dalmore Group, LLC as its broker/dealer of record. Dalmore Group, LLC is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities.

Commissions and Discounts

The following table shows the total discounts and commissions payable to Dalmore Group, LLC in connection with this offering:

	Per Share
Public Offering Price	$	[___]
Commissions		$0.01
Proceeds, before expenses, to us	$	[___]

Other Terms

Dalmore Group, LLC has also agreed to perform the following services in exchange for the compensation discussed above:

•	Review investor information, including KYC (Know Your Customer) data, perform AML (Anti-Money Laundering) and other compliance background checks, and provide a recommendation to the Company whether or not to accept investor as a customer of the Company;

•	Review each investors subscription agreement to confirm such Investors participation in the offering, and provide a determination to the Company whether or not to accept the use of the subscription agreement for the Investors participation;

•	Contact and/or notify the issuer, if needed, to gather additional information or clarification on an investor;

•	Not provide any investment advice nor any investment recommendations to any investor;

•	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or in our performance under this Agreement (e.g. as needed for AML and background checks);

•	Coordinate with third party providers to ensure adequate review and compliance.

In addition to the commission described above, the Company will also pay a one-time advance payment for out-of-pocket expenses of $5,000. The advance payment will cover expenses anticipated to be incurred by the firm such a preparing the FINRA filing, due diligence expenses, working with the Company’s SEC counsel in providing information to the extent necessary, and any other services necessary and required prior to the approval of the offering. Dalmore Group will refund a portion of the payment related to the advance to the extent it was not used, incurred or provided to the Company.

The Company has also engaged Dalmore as a consultant to provide ongoing general consulting services relating to the Offering such as coordination with third party vendors and general guidance with respect to the Offering. The Company will pay a one-time Consulting Fee of $10,000 for these services payable upon the issuance of a FINRA No Objection Letter.

Assuming the full amount of the offering is raised, we estimate that the total fees and expenses of the offering payable by the Company to Dalmore Group, LLC will be approximately $200,000 in cash.

Bonus Shares for Certain Investors

Certain investors in this Offering are eligible to receive bonus shares of Common Stock, which effectively gives them a discount on their investment. Those investors will receive, as part of their investment, additional shares for their shares purchased (“Bonus Shares”) up to [___], or 20% of the shares they purchase, depending upon the investment level of such investors. Investors that invest at least $1,500 in this offering will receive a 5% bonus. Investors that invest at least $5,000 will receive a 10% bonus. Investors that invest at least $10,000 will receive a 15% bonus. Investors that invest at least $20,000 will receive a 20% bonus.

Selling Security Holders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the Company.

Transfer Agent and Registrar

WAX, Inc. will serve as transfer agent to maintain shareholder information on a book-entry basis. We will not issue shares in physical or paper form. Instead, our shares will be recorded and maintained on our shareholder register.

Investor’s Tender of Funds

After the Offering Statement has been qualified by the Commission, the Company will accept tenders of funds to purchase the Common Stock. The Company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds via wire, ACH, credit card, or debit card only, checks will not be accepted. Upon acceptance of the investors’ subscriptions, funds tendered by investors will be made available to the Company for its use.

The minimum investment in this offering is $[___], or [___] shares of Common Stock.

Investors will be required to subscribe to the Offering via the third-party platform managed by Wax, Inc. and agree to the terms of the Offering, the subscription agreement, and any other relevant exhibit attached thereto. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

Provisions of Note in Our Subscription Agreement

Forum Selection Provision

The subscription agreement that investors will execute in connection with the offering includes a forum selection provision that requires any claims against the Company based on the subscription agreement, not arising under the federal securities laws, to be brought in a state or federal court of competent jurisdiction in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. To the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The Company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the Company.

Proxy

The subscription agreement grants an irrevocable proxy to the company’s President to (i) vote all securities held of record by the investor (including any shares of the company’s capital stock that the investor may acquire in the future), (ii) give and receive notices and communications, (iii) execute any written consent, instrument or document that the President determines is necessary or appropriate at the President’s complete discretion, and (iv) take all actions necessary or appropriate in the judgment of the President for the accomplishment of the foregoing. The proxy will survive the death, incompetency and disability of an individual investor and, if an investor is an entity, will survive the merger or reorganization of the investor or any other entity holding the shares of Common Stock. The proxy will also be binding upon the heirs, estate, executors, personal representatives, successors and assigns of an investor (including any transferee of the investor). Any transferee of the investors party to the subscription agreement must agree to be bound by the terms of the proxy. The proxy will terminate upon the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock or the effectiveness of a registration statement under the Exchange Act covering the Common Stock.

Wavemaker Labs Asia, Inc.

A Delaware Corporation

Financial Statement and Independent Auditor’s Report

December 31, 2021

WAVEMAKER LABS ASIA, INC.

TABLE OF CONTENTS

Page
INDEPENDENT AUDITOR’S REPORT	F3-F4

FINANCIAL STATEMENT AS OF SEPTEMBER 13, 2021 (INCEPTION):

Balance Sheet	F-5

Notes to the Financial Statement	F9–F16

To the Board of Directors of

Wavemaker Labs Asia, Inc. and Subsidiary

Santa Monica, CA

INDEPENDENT AUDITOR’S REPORT

Opinion

We have audited the accompanying consolidated financial statements of Wavemaker Labs Asia, Inc. and subsidiary (the “Company”) which comprise the consolidated balance sheet as of December 31, 2021, and the related consolidated statements of operations, changes in stockholder’s equity/(deficit), and cash flows for the period from September 13, 2021 (inception) to December 31, 2021, and the related notes to the consolidated financial statements.

In our opinion, the consolidated financial statements referred to above presents fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2021, and the results of its consolidated operations and its cash flows for the period then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the consolidated financial statements, the Company has not generated revenues or profits since inception, has sustained net loss of $1,068,011 for the period ended December 31, 2021 and has incurred negative cash flows from operations for the period ended December 31, 2021. As of December 31, 2021, the Company had an accumulated deficit of $1,068,011 and limited liquid assets with $305,000 of cash relative to current liabilities of $434,806. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the consolidated financial statements that is free from material misstatement, whether due to fraud or error.

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Denver, Colorado

May 2, 2022

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

WAVEMAKER LABS ASIA, INC.

CONSOLIDATED BALANCE SHEET

December 31,
2021
ASSETS
Current assets:
Cash and cash equivalents	$305,000
Interest receivable, related party	707
Loan receivable, related party	200,000
Deferred offering costs	18,700
Total current assets	524,407
Investments	300,000
Total assets	$824,407

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable, related party	$434,806
Total current liabilities	434,806
Future equity obligations	1,455,000
Total liabilities	1,889,806

Commitments and contingencies (Note 10)

Stockholders' equity (deficit):
Preferred stock, $0.0001 par value, 1,000,000 shares authorized, no shares issued or outstanding	-
Class F stock, $0.0001 par value, 30,000,000 shares authorized, 26,117,647 shares issued and outstanding	2,612
Common stock, $0.0001 par value, 11,000,000 shares authorized, no shares issued or outstanding	-
Accumulated deficit	(1,068,011)
Total stockholders' equity (deficit)	(1,065,400)
Total liabilities and stockholders' equity (deficit)	$824,407

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

WAVEMAKER LABS ASIA, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

For the Period
September 13, 2021
(date of inception)
through
December 31,
2021
Revenues	$-

Operating expenses:
General and administrative	252,612
Research and development	816,106
Total operating expenses	1,068,718

Loss from operations	(1,068,718)

Other expense (income), net:
Interest income	707
Total other expense (income), net	707

Provision for income taxes	-
Net loss	$(1,068,011)

Weighted average common shares outstanding - basic and diluted	-
Net loss per common share - basic and diluted	n/a

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

WAVEMAKER LABS ASIA, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICT)

								Total
	Preferred Stock		Class F Stock		Common Stock		Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Deficit	Equity (Deficit)
Balances at September 13, 2021 (inception)	-	$-	-	$-	-	$-	$-	$-
Issuance of Class F shares to founders	-	-	26,117,647	2,612	-	-	-	2,612
Net loss	-	-	-	-	-	-	(1,068,011)	(1,068,011)
Balances at December 31, 2021	-	$-	26,117,647	$2,612	-	$-	$(1,068,011)	$(1,065,400)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

WAVEMAKER LABS ASIA, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Period
September 13, 2021
(date of inception)
through
December 31,
2021
Cash flows from operating activities:
Net loss	$(1,068,011)
Adjustments to reconcile net loss to net cash used in operating activities:
Issuance of Class F shares to founders	2,612
Changes in operating assets and liabilities:
Interest receivable, related party	(707)
Accounts payable, related party	434,806
Net cash used in operating activities	(631,300)
Cash flows from investing activities:
Issuance of loans to related parties	(200,000)
Investments	(300,000)
Net cash used in investing activities	(500,000)
Cash flows from financing activities:
Proceeds from future equity obligations	1,455,000
Deferred offering costs	(18,700)
Net cash provided by financing activities	1,436,300
Net change in cash and cash equivalents	305,000
Cash and cash equivalents at beginning of year	-
Cash and cash equivalents at end of year	$305,000

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-
Cash paid for interest	$-

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

WAVEMAKER LABS ASIA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	NATURE OF OPERATIONS

Wavemaker Labs Asia, Inc. (the “Company”) is a corporation organized on September 13, 2021 under the laws of Delaware. The Company is a venture studio holding company that builds startups for corporate partners in Asia aiming to innovate, grow, and advance their industries.

Effective September 15, 2021, a related entity, Abundant Robots, Inc. (“Abundant Robotics”) issued 15,000,000 shares of its Class F stock to the Company for a purchase price of $0.0001 per share (par value) for a total amount of $1,500. Upon this transaction, Abundant Robotics became a wholly-owned subsidiary of the Company.

As of December 31, 2021, the Company has not yet commenced planned principal operations nor generated revenue. The Company’s activities since inception have consisted of formation activities and preparations to raise capital. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure additional funding to operationalize the Company’s planned operations or failing to profitably operate the business.

2.	GOING CONCERN

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since inception, has sustained a net loss of $1,068,011 for the period ended December 31, 2021 and has incurred negative cash flows from operations for the period ended December 31, 2021. As of December 31, 2021, the Company had an accumulated deficit of $1,068,011 and limited liquid assets with $305,000 of cash relative to current liabilities of $434,806. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain additional capital financing. No assurance can be given that the Company will be successful in these efforts. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("GAAP"). The Company’s fiscal year is December 31.

Principles of Consolidation

These consolidated financial statements include the accounts of Wavemaker Labs Asia, Inc. and Abundant Robotics, Inc. since Abundant Robotic’s inception date of September 15, 2021. All inter-company transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, the valuations of common stock and stock options. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company generally maintains balances in various operating accounts at financial institutions that management believes to be of high credit quality, in amounts that may exceed federally insured limits. The Company has not experienced any losses related to its cash and cash equivalents and does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships. At December 31, 2021, all of the Company's cash and cash equivalents were held at one accredited financial institution. As of December 31, 2021, the Company had $53,500 in excess over federally insured limits.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Fair Value Measurements

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•	Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•	Level 3—Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The carrying values of the Company’s assets and liabilities approximate their fair values. As discussed below and in Note 5 regarding the Company’s investment balances, the Company’s investment assets are measured at cost basis as of December 31, 2021, but were considered at current fair value for the purposes of impairment analysis, as are summarized below:

	Fair Value Measurements
	as of December 31, 2021:
	Level 1	Level 2	Level 3	Total
Assets:
Investment in future equity obligation	$-	$-	$100,000	$100,000
Investment in equity security	-	-	200,000	200,000
	$-	$-	$300,000	$300,000

Investments

The Company has made investments in privately held companies without readily determinable fair values in the form of future equity obligations and common stock from a privately held company, which are presented in the consolidated balance sheets as investments. As of December 31, 2021, the Company did not exert significant influence or control and did not have a controlling financial interest in the equity investment and therefore it is valued at cost less impairment. In accordance with FASB ASC 321-10-35-2, and the Company's share of the earnings or losses of such investee company is not included in the Company's consolidated financial statements.

The determination of fair value of the Company’s long-term equity investments and future equity obligations at other than initial cost is subject to certain limitations. Financial information for private companies in which the Company has investments may not be available and, even if available, that information may be limited and/or unreliable.

Use of the valuation approach described below may involve uncertainties and determinations based on the Company’s judgment and any value estimated from these techniques may not be realized or realizable. Company-specific information is considered when determining whether the fair value of a long-term investment or future equity obligation should be adjusted for impairment at the end of each reporting period. In addition to company-specific information, the Company will take into account trends in general market conditions and the share performance of comparable publicly-traded companies when valuing long-term equity investments and future equity obligations.

The fair value of long-term equity investments and future equity obligations may be adjusted if:

•	A significant deterioration in the earnings performance, credit rating, asset quality, or business prospects of the investee;

•	A significant adverse change in the regulatory, economic, or technological environment of the investee;

•	A significant adverse change in the general market condition of either the geographical area or the industry in which the investee operates;

•	A bona fide offer to purchase, an offer by the investee to sell, or a completed auction process for the same or similar investment for an amount less than the carrying amount of that investment; or

•	Factors that raise significant concerns about the investee’s ability to continue as a going concern, such as negative cash flows from operations, working capital deficiencies, or noncompliance with statutory capital requirements or debt covenants.

Adjustment for impairment to a long-term equity investment and future equity obligation will be based upon management’s judgment and any value estimated may not be realized or realizable. The resulting values for non-publicly traded investments may differ from values that would be realized if a ready market existed.

The future equity obligation investment is recorded at cost. The Company does not anticipate exerting significant influence or control over this investee company nor having a controlling financial interest in the investee company if and upon conversion to the investee company's stock and therefore anticipates continuing to carry this investment at cost if and upon future conversion to equity.

As these instruments do not have readily determinable fair values and are the future equity obligation is expected to convert into common stock in the future, the Company accounts for these investments using the cost method, less adjustments for impairment. Any amounts identified are deemed impaired and adjusted accordingly. No impairment charges were deemed necessary as of December 31, 2021. The carrying amount for the investments is $300,000 as of December 31, 2021.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied. To date, no revenue has been recognized.

Advertising and Promotion

Advertising and promotional costs are expensed as incurred.

Research and Development Costs

Costs incurred in the research and development of the Company’s products are expensed as incurred.

Convertible Instruments

U.S. GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional as that term is described under applicable U.S. GAAP.

When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption. The Company also records, when necessary, deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the transaction and the effective conversion price embedded in the preferred shares.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation. The Company measures all stock-based awards granted to employees, directors and non-employee consultants based on the fair value on the date of the grant and recognizes compensation expense for those awards, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award. For awards with service-based vesting conditions, the Company records the expense for using the straight-line method. For awards with performance-based vesting conditions, the Company records the expense if and when the Company concludes that it is probable that the performance condition will be achieved.

The Company classifies stock-based compensation expense in its statement of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company historically has been a private company and lacks company-specific historical and implied volatility information for its stock. Therefore, it estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to additional paid-in capital or as a discount to debt, as applicable, upon the completion of an offering or to expense if the offering is not completed. As of December 31, 2021, the Company had capitalized $18,700 in deferred offering costs.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized. We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the consolidated financial statements.

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of December 31, 2021, diluted net loss per share is the same as basic net loss per share for each year. Potentially dilutive items outstanding as of December 31, 2021 including shares of Class F stock and options (See Note 7).

Recently Adopted Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021. Early adoption is permitted. The Company is continuing to evaluate the impact of this new standard on our financial reporting and disclosures.

In August 2020, FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity; Own Equity (“ASU 2020-06”), as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. Among other changes, the new guidance removes from GAAP separation models for convertible debt that require the convertible debt to be separated into a debt and equity component, unless the conversion feature is required to be bifurcated and accounted for as a derivative or the debt is issued at a substantial premium. As a result, after adopting the guidance, entities will no longer separately present such embedded conversion features in equity, and will instead account for the convertible debt wholly as debt. The new guidance also requires use of the “if-converted” method when calculating the dilutive impact of convertible debt on earnings per share, which is consistent with the Company’s current accounting treatment under the current guidance. The guidance is effective for financial statements issued for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years, with early adoption permitted, but only at the beginning of the fiscal year. The Company is currently evaluating the impact the adoption of ASU 2020-06 will have on the Company’s consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

4.	LOAN RECEIVABLE, RELATED PARTY

In November 2021, the Company entered into a loan receivable with Future VC, LLC, a related party under common control, for $200,000. The note bears interest at 3%, compounded annually, is unsecured and matures in November 2022. During the period ended December 31, 2021, the Company recognized interest income of $707, all which is accrued and unpaid as of December 31, 2021.

5.	INVESTMENTS

In September 2021, the Company entered into a subscription agreement with Talino Ventures, Inc., a Delaware corporation (“Talino Ventures”) and invested $200,000 in exchange for 1,250,000 shares of Talino Ventures’ common stock at a price of $0.16 per share.

In October 2021, the Company entered into a Simple Agreement for Future Equity (“SAFE”) with Talino Ventures, P.B.C. a Delaware public benefit corporation (“Talino PBC”), and invested $100,000 for a future equity investment. The SAFE agreement has a valuation cap of $15,000,000. In the event of an equity financing before the termination of the SAFE, the SAFE will automatically convert into the number of shares of preferred stock equal to the purchase amount divided by the SAFE price, which is defined as the valuation cap divided by Talino PBC’s capitalization. If there is a liquidity event before the termination of the SAFE, the SAFE will automatically be entitled to receive a portion of the proceeds equal to the greater of the purchase amount or the amount payable on the number of shares of common stock equal to the purchase amount divided by the liquidity amount. If there is a dissolution event, the Company will automatically be entitled to proceeds equal to the purchase amount. The SAFE is junior in liquidation preference to indebtedness, on par with other SAFEs or preferred stock and senior to payments of common stock.

Both investments were recorded at a cost basis and the Company determined no impairment was recorded as of December 31, 2021 (see Note 3).

6.	FUTURE EQUITY OBLIGATIONS

On October 7, 2021, the Company entered into a Simple Agreement for Future Equity (“SAFE”) for proceeds of up to $2,000,000 (the “Purchase Amount”) with a post-money valuation cap of $18,000,000. If there is an equity financing before the termination of the SAFE, the SAFE will automatically convert into the greater of 1) the number of shares equal to the Purchase Amount divided by the lowest price per share of the standard preferred stock or 2) the number of shares of SAFE preferred stock equal to the Purchase Amount divided by the safe price, which is the valuation cap divided by the Company’s dilutive securities outstanding. As of December 31, 2021 the Company has received $1,455,000 in proceeds.

If and upon a liquidation event, the SAFE holders are entitled to payment of the greater of the Purchase Amount or an amount equal to the Purchase Amount divided by the share pricing derived from valuation cap on the Company’s fully diluted capitalization. Upon a dissolution event, the SAFE holders are entitled to payment of up to the Purchase Amount. For both the liquidation event and dissolution event terms, the SAFE holders are paid on par with preferred stockholders and senior to common stockholders. Future VC, a related party company under common control, has the right to purchase the SAFEs from the SAFE holders at any time at a fair value determined by the Company’s board of directors.

7.	STOCKHOLDERS’ EQUITY (DEFICIT)

As of December 31, 2021, the Company's certificate of incorporation authorized the Company to issue three classes of stock: preferred stock, Class F stock and common stock. As of December 31, 2021, the Company is authorized to issue 1,000,000 shares of preferred stock, 30,000,000 shares of Class F stock, and 11,000,000 shares of common stock. All classes of stock have a par value of $0.0001 per share. In January 2022, the Company increased the authorized number of common shares to 40,000,000 shares.

The preferred stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any unissued series of preferred stock, and to fix the number of shares of any series of preferred stock and the designation of any such series of preferred stock.

As of December 31, 2021, the Company did not have any shares of preferred or common stock outstanding.

The holders of each class of stock shall have the following rights and preferences:

Voting

Each holder of common stock shall have the right to one vote per share. Each holder of Class F stock shall have the right to one vote for each share of common stock into which such Class F stock could then be directly converted (without first being converted to another series of subsequent preferred stock), and with respect to each such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock. The holders of Class F stock and common stock shall vote together as a single class on all matters.

Dividends

The holders of Class F stock and common stock shall be entitled to receive, on a pari passu basis, when and as declared by the Board of Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or deemed liquidation event, the entire assets of the Company legally available for distribution shall be distributed among the holders of the Class F stock and common stock pro rata based on the number of shares of common stock held by each (assuming conversion of all such Class F stock into common stock).

Redemption

No class of stock shall have any redemption rights.

Conversion

Each share of Class F stock shall be convertible, at the option of the holders, at any time after the date of issuance, into one share of common stock. Each share of Class F stock shall automatically be converted into one share of common stock immediately upon the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Class F stock.

Upon each preferred equity financing of at least $1,000,000, ten percent of the shares of Class F stock shall automatically converted into shares of the subsequent series of preferred stock that is issued in such equity financing at the applicable conversion ratio. In addition to the shares of Class F stock converted pursuant to the automatic conversion, any share of Class F stock that is sold by the holder in connection with an equity financing shall automatically convert into shares of the subsequent preferred stock at the applicable conversion ratio.

Stock Transactions

During the period ended December 31, 2021, the Company issued 26,117,647 shares of Class F stock to its founder. The Company recorded stock-based compensation of $2,612, the par value of the issuance.

Wavemaker Labs Asia Inc. 2021 Stock Incentive Plan

Effective October 7, 2021, the Company adopted the Wavemaker Labs Asia Inc. 2021 Stock Incentive Plan (the “2021 Plan”), which provides for the grant of shares of stock options and stock appreciation rights (“SARs”) and restricted common shares to employees, non-employee directors, and non-employee consultants. The number of shares authorized by the 2021 Plan was 9,176,471. As of December 31, 2021, the Company has granted 9,176,471 options with an exercise price of $0.043 per share under the Plan. The options vest over a four-year period subject to a one-year cliff, and no options had vested as of December 31, 2021. As of December 31, 2021, there were no shares available for issuance under the 2021 Plan. The options have a term to expiration of ten years.

The options were valued at the grant-date using the Black-Scholes option pricing model (risk-free rate - 1.44%, volatility – 70%, expected term – 7 years, dividend yield – 0%). The fair value of the granted options was $0.029 per share. As of December 31, 2021, unrecognized compensation of unvested options was $266,118, which is expected to vest over 46 months.

8.	INCOME TAXES

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to cash to accrual differences and net operating loss carryforwards. As of December 31, 2021, the Company had net deferred tax assets before valuation allowance of $304,100. The following table presents the deferred tax assets and liabilities by source:

December 31,
2021
Deferred tax assets:
Net operating loss carryforwards	$182,426
Cash to accrual differences	121,674
Valuation allowance	(304,100)
Net deferred tax assets	$-

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due to cumulative losses through December 31, 2021, and no history of generating taxable income. Therefore, a valuation allowance of $304,100 was recorded as of December 31, 2021. Deferred tax assets were calculated using the Company’s combined effective tax rate, which it estimated to be 28.0%. The effective rate is reduced to 0% for 2021 due to the full valuation allowance on its net deferred tax assets.

The Company’s ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income. At December 31, 2021, the Company had net operating loss carryforwards available to offset future taxable income in the amounts of $651,905.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception, other than minimum state tax. The Company is not presently subject to any income tax audit in any taxing jurisdiction, though its 2021 tax year remains open to examination.

9.	RELATED PARTY TRANSACTIONS

Refer to Notes 4 for detail on the Company’s loan receivable with related party, and related interest income.

As of December 31, 2021, the Company had $434,806 in accounts payable with related parties under common control.

The Company entered into agreements with Wavemaker Labs, a related party under common control, for consulting, technology, general support activities, and product development services. During 2021, the Company incurred $284,806 of fees under this agreement, including $220,602 in services payable in cash and $64,204 for which the Company intends to satisfy through the issuance of warrants in 2022. The services incurred represent total labor costs incurred by the Company at a commercial rate less the actual labor costs of the related entity plus a 10% mark-up on materials costs. Total charges to the Company in excess of cost incurred by Wavemaker Labs was $115,440 in 2021 due to the markup on labor and material costs.

The Company entered into agreements with Wax, Inc. a related party under common control, for consulting, technology, general support activities, and product development services. During 2021, the Company incurred $250,000 of fees under this agreement, which was included in accounts payable, related party as of December 31, 2021.

All operating expense transactions in 2021 were incurred with related parties.

10.	COMMITMENTS AND CONTINGENCIES

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

11.	SUBSEQUENT EVENTS

In January 2022, the Company amended its Certificate of Incorporation and increased increase its authorized common stock to 40,000,000 shares.

In January 2022, the Company and Abundant Robotics initiated Reg A+ offerings of common stock.

On January 19, 2022, the Company granted a loan receivable to Wavemaker Labs, Inc. for $360,000. The loan earns interest at 3% per annum and is unsecured.

From January to March 2022, the Company received $250,000 in proceeds from future equity obligations.

Management has evaluated subsequent events through May 2, 2022, the date the consolidated financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these consolidated financial statements.

Exhibits

1.1 Broker-Dealer Agreement with Dalmore Group, LLC

2.1 Certificate of Incorporation

2.2 Certificate of Amendment to the Certificate of Incorporation

2.3 Bylaws

4.1 Form of Subscription Agreement*

6.1 Master Services Agreement between Wavemaker Labs, Inc. and Wavemaker Labs Asia, Inc.

6.2 Technology License Agreement between Wavemaker Labs, Inc. and Wavemaker Labs Asia, Inc.

6.3 Master Services Agreement between Abundant Robots, Inc. and Wavemaker Labs Asia, Inc.

11.1 Consent of Independent Auditor

12.1 Opinion of counsel as to the legality of the securities*

* To be filed by amendment

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Santa Monica, California, on June 21, 2022.

Wavemaker Labs Asia, Inc.

By	/s/ Kevin Morris
Kevin Morris, Director
Wavemaker Labs Asia, Inc.
Date: June 21, 2022

The following persons in the capacities and on the dates indicated have signed this Offering Statement.

By	/s/ Kevin Morris
Kevin Morris, Chief Financial Officer, Principal Accounting Officer, Director
Wavemaker Labs Asia, Inc.
Date: June 21, 2022

By	/s/ James Buckly Jordan
James Buckly Jordan, President and CEO
Wavemaker Labs Asia, Inc.
Date: June 21, 2022